UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): June 20, 2008
DIGITAL RIVER, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation)	000-24643 (Commission File Number)	41-1901640 (IRS Employer Identification No.)
9625 West 76th Street, Eden Prairie, Minnesota 55344
(Address of principal executive offices) (Zip Code)
(Registrant’s telephone number, including area code): (952) 253-1234
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 1.02 Termination of a Material Definitive Agreement.
As previously announced, on June 27, 2007, the Board of Directors of Digital River, Inc. (the “Company”) authorized a $200 million corporate stock buyback program. In accordance with the June 2007 stock buyback program, on February 7, 2008, the Company entered into an agreement to purchase shares of its common stock from Goldman Sachs & Co. (“Goldman Sachs”) for an aggregate purchase price of $127 million pursuant to an accelerated share repurchase (“ASR”) program. Repurchased shares have been reclassified as treasury shares.
The number of shares repurchased under the ASR program was based generally on the volume-weighted average price of the Company’s common stock during the term of the ASR agreement. Purchases under the ASR agreement were subject to collar provisions that established minimum and maximum numbers of shares based on the volume-weighted average share price over an initial hedge period. ASR program purchases totaling $127 million were effected under the ASR program. Following the end of the initial hedge period, the minimum number of shares to be repurchased was set at 3,548,845 shares and the maximum number of shares to be repurchased was set at 4,034,477 shares. On June 20, 2008, Goldman Sachs informed the Company that it had concluded the ASR program. The aggregate number of shares repurchased by the Company pursuant to the ASR program was 3,876,611 shares at an average price of $32.76 per share. The ASR agreement terminated upon completion of the ASR program on June 20, 2008 in accordance with its terms.
Item 8.01 Other Events.
The information provided in Item 1.02 above is incorporated herein by reference into this Item 8.01.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits.
None

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL RIVER, INC.
By:	/s/ Thomas M. Donnelly
	Name:	Thomas M. Donnelly
	Title:	Chief Financial Officer

Date: June 23, 2008